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                                                                   Exhibit 10.77

August 14, 2001



R. Douglas Kahn
Chief Executive Officer
PanAmSat Corporation

Dear Doug,

On behalf of PanAmSat Corporation, this is to confirm our acceptance of your resignation dated August 14, 2001. Additionally, I want to confirm with you PanAmSat's commitment to provide the following payments and benefits to you upon termination of your employment, provided you have executed the attached written waiver and release.

o Severance payment of $2,800,000 will be made on October 1, 2001.

o  Compensation and benefits through October 1, 2001.

o Pro-rate (9/12) 2001 annual bonus to be determined in accordance with established performance criteria at the end of the year and paid out in the first quarter of 2002.

o For a period of thirty (30) calendar months following the effective date of your separation, or until you obtain alternative employment, whichever is earlier, you and your eligible dependents are entitled to participate in PanAmSat's existing group medical, dental, vision and basic life insurance plans. The cost of participation in these plans will be borne by PanAmSat.

o  Your December 4, 1998 stock option grant of 70,000 shares is 2/3 vested.
   Your April 9, 1999 stock option grant of l30,000 shares is 1/2 vested. These vested shares will be exercisable for five years following your date of termination. Your January 23, 2001 stock option grant of 200,000 remains unvested and will be cancelled upon your termination.

o PanAmSat will indemnify you to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and you shall be covered by PanAmSat's Directors and Officers insurance plan.

o PanAmSat will engage a certified public accounting firm to determine whether an excise tax has been triggered.

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R. Douglas Kahn
August 14, 2001
Page Two


Your obligations under the April 1, 2001 Employment Agreement include:

o Execution of the written waiver and release.

o For a period of two years following termination of your employment, without the specific written consent of PanAmSat, you will not directly or indirectly engage in, have any interest in any person, firm or corporation that directly or indirectly competes with the business of PanAmSat in, 1) the sale or lease of, or the provision of satellite services via, transponder capacity on satellites operating in geostationary earth orbit; or 2) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary earth orbit provided the foregoing shall not prevent you from owning less that a two percent (2%) interest in a public entity, from being employed by such a competing entity at a non-competing portion of the entity or the related entities (and owning stock in the competing entity as a result of a compensation plan) or being employed by any investment, commercial or merchant banking organization.

o For a period of two (2) years from the date of your termination, you will not directly or indirectly solicit, identify for solicitation, or aid in the solicitation of any key employee or group of key employees of PanAmSat to accept employment with any competitor of PanAmSat.

Doug, on behalf of PanAmSat and Hughes, I thank you for the vision, leadership and dedication you have provided the PanAmSat employees, customers and shareholders and wish you every success in the future.



Sincerely,



Jack A. Shaw